EXHIBIT 99.1

Spirit Airlines Reports July 2012 Traffic

Miramar, Florida (August 13, 2012) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for July 2012 and year-to-date 2012.
Traffic (revenue passenger miles) in July 2012 increased 16.7 percent versus July 2011 on a capacity (available seat miles) increase of 18.8 percent. Load factor for July 2012 was 88.4 percent, a decrease of 1.6 points as compared to July 2011.
The following table summarizes Spirit's traffic results for the month and year-to-date ended July 30, 2012 and 2011.

	July 2012	July 2011	Change
Revenue passenger miles (RPMs) (000)	924,067	791,939	16.7%
Available seat miles (ASMs) (000)	1,044,886	879,520	18.8%
Load Factor	88.4%	90.0%	(1.6) pts
Passenger flight segments	1,017,262	848,623	19.9%

	YTD 2012	YTD 2011	Change
Revenue passenger miles (RPMs) (000)	5,516,080	4,723,023	16.8%
Available seat miles (ASMs) (000)	6,460,815	5,505,259	17.4%
Load Factor	85.4%	85.8%	(0.4) pts
Passenger flight segments	5,979,581	4,911,301	21.8%

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 200 daily flights to over 50 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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